Ex. 99.1
News
Release

                           Vectren Corporation
P.O. Box 209
Evansville, IN 47702-0209

Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact  Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

January 31, 2007

Vectren Corporation Reports Fiscal 2006 Results

•	Vectren fourth quarter and annual earnings per share were $0.46 and $1.44, respectively
•	Utilities receive decoupling/conservation authorization in Indiana and Ohio
•	ProLiance’s investment in Liberty Storage adds 6 Bcf in 2007
•	Coal Mining operations acquire 80 million tons of new reserves
•	Energy Infrastructure completes acquisition of remaining 50% of Miller Pipeline
•	Energy Systems group increases new performance contracts sold by over 25%
•	Vectren Board approves increase in common dividend

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported 2006 net income of $108.8 million, or $1.44 per share, compared to $136.8 million, or $1.81 per share, in 2005. The decline in 2006 results is primarily attributable to the decline in synfuel-related results of $(0.22) year over year, the previously announced $(0.09) per share charge related to the settlement of a lawsuit involving ProLiance Energy, LLC and continued declines in customer usage in the utility operations. Excluding the results from synfuels-related activities, earnings per share for fiscal year 2006 were $1.51 per share compared to $1.66 per share in 2005. These results are in line with the earnings guidance provided by the company in December 2006.

Fourth quarter net income was $34.9 million, or $0.46 per share, compared to $50.8 million, or $0.67 per share, in the fourth quarter of 2005. The decline in fourth quarter results is primarily attributable to the decline in synfuel-related results of $(0.05) quarter over quarter, the $(0.09) per share charge related to the settlement of the ProLiance lawsuit and lower operating results from ProLiance compared to the prior year of about $(0.10) that resulted from record earnings in 2005 from market volatility created by the Gulf Coast hurricanes.

Said Niel C. Ellerbrook, Chairman, President and CEO, “While our 2006 utility operations were adversely impacted by lower gas usage, recent action by the Indiana and Ohio commissions, approving decoupling, will enable us to promote conservation, and at the same time providing for the recovery of fixed costs approved in our last rate cases. In addition, decisions in our Indiana South gas and electric rate cases are expected late summer of 2007, which should provide additional revenue in 2007 and beyond.”

“We have continued to focus on nonutility businesses that support our core utility operations and produce sustainable long-term growth. During the year, we settled the outstanding litigation with Huntsville, exited non-core businesses, expanded gas storage, invested in new coal reserves, purchased the remaining 50 percent of Miller Pipeline and sold $25 million of additional performance contracting orders compared to last year, all of which strengthened our nonutility platform, ” said Ellerbrook.

Summary Results
•
Fiscal year 2006 earnings from Vectren’s utilities decreased $3.7 million primarily from lower wholesale power margins, increased depreciation and interest costs and continued declines in customer usage.

•
Fiscal year 2006 earnings from Vectren’s nonutility operating businesses, exclusive of synfuels results, decreased $13.1 million. The decrease was primarily attributable to lower ProLiance earnings related to the Huntsville litigation settlement and a year over year decline in 2006 third and fourth quarter earnings as the result of volatile gas prices in 2005 due to the Gulf Coast hurricanes. Also, in the fourth quarter of 2005, the sale of an investment held by Haddington Energy Partners resulted in a $3.8 million after tax gain, net of related management fees.

•
Corporate expenses in 2005 include a $6.5 million contribution to the Vectren Foundation to sustain its giving program over the next several years. Proceeds from the fourth quarter 2005 sale of the nonutility investment discussed above were used to fund the Foundation contribution.

Dividend Increased 47th consecutive year
In October 2006, Vectren’s board of directors increased its quarterly dividend payable December 1, 2006 by 3.3 percent, extending its record of increasing dividends paid to 47 consecutive years. Today, the board declared a quarterly common stock dividend of 31 ½ cents per share, unchanged from the prior quarter. The dividend will be payable March 1, 2007 to shareholders of record at the close of business on February 15, 2007.

2007 Earnings Guidance
The company continues to expect 2007 earnings, exclusive of synfuels, in the range of $1.65 to $1.80 per share. Synfuel-related results are expected to be $0.11 to $0.13 per share, which results in total expected 2007 earnings in the range of $1.76 to $1.93. The targeted range is subject to such factors discussed under “Forward Looking Statements.”

Indiana and Ohio Lost Margin Recovery/Conservation Filings
In 2005, the company filed conservation programs and conservation adjustment trackers in Indiana and Ohio designed to help customers conserve energy and reduce their annual gas bills.

Indiana
In December 2006, the IURC approved a settlement agreement that provides for a five year energy efficiency program. It allows the company’s Indiana utilities to recover the costs of promoting the conservation of natural gas through conservation trackers that work in tandem with a lost margin recovery mechanism. The mechanism provides for recovery of 85 percent of the difference between weather normalized revenues actually collected by the company and the revenues approved in the company’s most recent rate case. The order was implemented in the North service territory in December 2006 and will be implemented in South’s territory after its next general rate case, which should be completed by August 2007. In January 2007, the company launched its Conservation Connection public education initiative, a significant advertising campaign that incorporates TV, radio and newspaper elements, as well as rebates and an online energy tool, to proactively help customers use less natural gas.

Ohio
In September 2006, the PUCO approved a conservation proposal that would implement a decoupling approach, including a related conservation program, for the company’s Ohio operations. The PUCO decision was issued following a hearing process and the submission of a settlement by the company, the Ohio Consumer Counselor (OCC) and the Ohio Partners for Affordable Energy (OPAE). That settlement was contested by the PUCO Staff. In the decision the PUCO addressed decoupling by approving a two year, $2 million total, low-income conservation program to be paid by the company, as well as a sales reconciliation rider intended to be a recovery mechanism for the difference between the weather normalized revenues actually collected by the company and the revenues approved by the PUCO in the company’s most recent rate case. The decision produced an outcome that was different from the settlement. Following the decision, the company and the OPAE advised the PUCO that they would accept the outcome even though it differed from the terms of the settlement. The OCC sought rehearing of the decision, which was denied in December, and thereafter the OCC advised the PUCO that the OCC was withdrawing from the settlement. At that point the OCC also initiated the process for appealing the PUCO’s September and December decisions to the Ohio Supreme Court. Thereafter, the company, the OPAE and the PUCO Staff advised the PUCO that they accept the terms provided in the September decision, as affirmed by the December rehearing decision. Since that time there have been a number of procedural filings by the parties and presently the company is awaiting a further decision from the PUCO. The company believes that the PUCO had the necessary legal basis for its decisions and thus should confirm the outcome provided in the September decision.

Vectren South (Southern Indiana Gas & Electric) Base Rate Filings
On September 1, 2006, the company filed petitions with the IURC to adjust its electric and gas base rates in its South service territory. The electric petition requests an increase of $76.7 million in rates by to recover the nearly $120 million additional investment in electric utility infrastructure since its last base rate increase in 1995, which is not currently included in rates charged to customers. The increase in rates also is required to support system growth, maintenance, reliability and recovery of costs deferred under previous IURC orders. The gas petition seeks to increase its gas base (non-gas cost) rates by $10.4 million to cover the ongoing costs of operating and maintaining its natural gas distribution and storage system. Based upon the timelines prescribed by the IURC at the start of these proceedings, decisions in each case are expected to be issued in the late summer of 2007. The initial public hearings in both cases have been conducted. On January 30, 2007, the Indiana Office of the Utility Consumer Counselor (OUCC) filed testimony in the gas rate case proposing an increase of $5.1 million.

ProLiance Lawsuit Settlement
On November 22, 2006, ProLiance agreed to settle a civil lawsuit initiated in 2002 between the City of Huntsville, Alabama and ProLiance. The $21.6 million settlement related to a dispute arising from a contractual relationship between Huntsville Utilities and ProLiance during 2000-2002. During 2006, ProLiance recorded an $18.3 million charge recognizing the settlement. ProLiance had previously recorded $3.9 million as a reserve for a loss contingency recognizing the initial unfavorable judgment and the uncertainties related to the ultimate outcome. As an equity investor in ProLiance, Vectren reflected its share of the 2006 charges, which totaled $6.6 million after-tax.

Sale of Broadband Investment
In the fourth quarter of 2006, Vectren and SIGECOM’s majority owner completed the sale of their interests in SIGECOM to WideOpen West, LLC, resulting in a small loss. Proceeds from the sale of this non-core business are expected to be distributed in early 2007.

Utility Group Operating Highlights

The Utility Group’s fiscal year 2006 earnings were $91.4 million and $95.1 million in 2005. The decline in Utility Group earnings resulted from lower wholesale power margins, increased depreciation and interest costs and continued declines in customer usage. The decline was mitigated somewhat by a full year of the base rate increase in Ohio, the deferral of unrecovered margins in Ohio beginning October 1, the December 1 implementation of the decoupling tariff at the Company’s largest Indiana gas territory, the impact of a lower effective tax rate, and a gain related to the sale of a storage asset. The 2005 results also reflect a charge related to the disallowance by the PUCO of gas costs incurred in the Ohio utility operations.

The Utility Group’s fourth quarter earnings were $34.4 million in 2006 and $30.3 million in 2005. In addition to the factors noted above that impact the year-over-year comparisons, lower operating costs contributed to the increased earnings in the quarter, as did the gain on the sale of the storage asset.

Management estimates the margin impact of warmer-than-normal weather for the quarter to be $(1.4) million unfavorable compared to normal and $(1.7) million unfavorable quarter-over-quarter. Management estimates the annual effect of weather was unfavorable $(0.06) per share in 2006 and unfavorable $(0.04) per share in 2005. The 2006 weather effect contains the full impact of the normal temperature adjustment (NTA) mechanism implemented in the company’s Indiana natural gas service territories in the fourth quarter of 2005.

Nonutility Group Operating Highlights

The primary nonutility operations are Energy Marketing and Services companies, Coal Mining operations, and Energy Infrastructure Services companies. Energy Marketing and Services contributed annual earnings of $14.9 million in 2006, compared to $29.7 million in 2005. Results in 2006 reflect the previously announced $(6.6) million after-tax charge associated with the settlement of a lawsuit involving ProLiance. Coal Mining operations contributed annual earnings of $5.0 million in 2006 compared to $5.3 million in 2005. Energy Infrastructure Services contributed annual earnings of $4.6 million in 2006 compared to $0.3 million in 2005.

In total, and excluding the effects of the lawsuit settlement involving ProLiance, the company’s primary nonutility business groups contributed earnings of $31.1 million in 2006, a decrease of $4.2 million compared to 2005. Earnings from ProLiance, which are included in Energy Marketing and Services’ results, decreased $6.2 million year-over-year due in part to record earnings in the fourth quarter of 2005. ProLiance’s earnings in the fourth quarter of 2005 increased significantly due to larger spreads between financial and physical markets, which resulted from market disruptions caused by Gulf Coast hurricanes. The earnings decrease was offset by improved results from Energy Infrastructure Services companies, which include Energy Systems Group and Miller Pipeline. They contributed additional earnings of $3.4 million and $1.3 million, respectively. Results from other nonutility businesses were primarily affected by the sale of investments in SIGECOM, which resulted in an after-tax loss of $(1.3) million, and $3.8 million in lower earnings from Haddington Energy Partners, related to the 2005 nonutility investment sale.

Synfuels-related results, inclusive of the phase-out of tax credits, the impairment of synfuel-related assets, the related hedging activity and the impact of insurance contracts, resulted in losses of $(3.8) million, or $(0.05) per share. Mark-to-market losses associated with financial contracts hedging 2007 production recognized in 2006 totaled $(1.5) million, or $(0.02) per share. Earnings from Synfuels-related activities were $11.7 million in 2005.

Quarterly results, excluding Synfuels-related results, were lower compared to the prior year primarily due to ProLiance’s 2005 fourth quarter operating earnings that were $7.6 million higher than in 2006, the settlement of the ProLiance lawsuit and the sale of investments in SIGECOM. Quarterly synfuel-related results are $3.5 million lower than the fourth quarter of 2005.

Utility Group Discussion
Utility Group earnings were $34.4 million for the fourth quarter of 2006 compared to $30.3 million in the prior year quarter and $91.4 million for the year ended December 31, 2006, compared to $95.1 million in 2005.

Gas Utility Margin
Gas utility margins were $119.8 million for the quarter ended December 31, 2006, an increase of $4.1 million compared to 2005. The increase is primarily due to the favorable impact of the recent decoupling authorization in Indiana and Ohio, which added margin of approximately $2.0 million. Results for the quarter ended December 31, 2005, reflect a $1.1 million charge for the impact of the disallowance of gas costs incurred in the Ohio utility operations by the PUCO pursuant to a December 2005 order.

Gas utility margins were $391.0 million for the year ended December 31, 2006, an increase of $4.6 million compared to 2005. A full year of base rate increases implemented in the company’s Ohio service territory, a $4.1 million disallowance of Ohio gas costs in 2005, the effects of the normal temperature adjustment mechanism (NTA) implemented in 2005 and the decoupling authorizations implemented in the fourth quarter of 2006 more than offset the effects of warm weather, lower usage and decreased tracked expenses recovered dollar for dollar in margin.

For the year ended December 31, 2006, compared to 2005, management estimates that weather 14 percent warmer than normal and 9 percent warmer than the prior year would have decreased margins $13.1 million compared to the prior year had the NTA not been in effect. Weather, net of the NTA, resulted in an approximate $2.0 million year over year increase to gas utility margin. Further, for the year ended December 31, 2006, margin associated with tracked expenses and revenue taxes decreased $3.4 million.

Electric Utility Margin
Retail & Firm Wholesale Margin
Electric retail and firm wholesale utility margin was $59.2 million for the quarter, a decrease of $3.4 million over the prior year. The recovery of pollution control related investments and associated operating expenses and depreciation decreased margins $1.6 million compared to 2005. Margin decreases associated with usage declines across all customer classes were primarily driven by mild weather.

Electric retail and firm wholesale utility margin was $257.1 million for the year and was generally flat compared to the prior year. The recovery of pollution control related investments and associated operating expenses and related depreciation increased margins $2.6 million year-over-year. Higher demand charges and other items increased industrial customer margin approximately $3.2 million year-over-year. These increases were offset by decreased residential and commercial usage. The decreased usage was primarily due to mild weather during the peak cooling season. For 2006 compared to 2005, the estimated decrease in margin due to unfavorable weather was $4.6 million ($4.0 million for below normal cooling weather and $0.6 million for heating weather). During 2006, cooling degree days were 5 percent below normal. In 2005, cooling degree days were 9 percent above normal.

Margin from Asset Optimization Activities
Net asset optimization margins were $2.9 million for the quarter, a decrease of $1.8 million, and $13.6 million for the year, a decrease of $6.2 million, compared to 2005. The decreases are primarily due to the effect lower wholesale prices have had on the company’s optimization portfolio and lower volumes sold off system. The availability of excess capacity was reduced in 2006, compared to 2005, by scheduled outages of owned generation related to the installation of environmental compliance equipment.

Other Operating
Other operating expenses were $56.2 million, a decrease of $5.4 million for the quarter ended December 31, 2006, compared to 2005. The fourth quarter of 2006 includes a net gain on the sale of storage assets of $4.4 million. The remaining decrease is primarily attributable to lower bad debt expense in the company’s Indiana service territories.

Other operating expenses were $239.0 million, a decrease of $2.3 million for the year ended December 31, 2006 compared to 2005. Excluding the gain on the sale of the storage asset, operating expenses would have increased $2.1 million. That increase is primarily the result of electric generation chemical costs $1.3 million higher than the prior year. Bad debt expense in the Company’s Indiana service territories increased $0.6 million year over year due in part to higher gas costs.

Depreciation & Amortization
Depreciation expense was $38.5 million for the quarter, an increase of $1.4 million compared to the prior year quarter, and $151.3 million for the year, an increase of $10.0 million compared to 2005. The increases were primarily due to increased utility plant. While flat quarter-over-quarter, incremental depreciation expense associated with environmental compliance equipment additions was $2.4 million year-over-year.

Taxes Other Than Income Taxes
Taxes other than income taxes were $19.3 million for the quarter, a decrease of $2.3 million compared to the prior year quarter, and $64.2 million for the year, a decrease of $1.0 million compared to 2005. The decreases are primarily attributable to lower collections of utility receipts, excise and usage taxes due to lower revenues and lower volumes sold.

Utility Group Other-net
Other-net reflects income of $2.8 million for the quarter, an increase of $1.5 million compared to the prior year quarter, and $7.6 million for the year, an increase of $1.7 million compared to 2005. The increases relate to capitalized interest on utility plant additions.

Utility Group Interest Expense
Interest expense was $20.1 million for the quarter, an increase of $1.0 million compared to the prior year quarter, and $77.5 million for the year, an increase of $7.6 million compared to 2005. The increases were driven primarily by rising interest rates. Interest costs in 2006 also include the full impact of permanent financing transactions completed in November 2005, in which $150 million in debt-related proceeds were received and used to retire short-term borrowings and other long-term debt. Results for 2006 also include a partial impact from financing transactions completed in October 2006, in which approximately $90 million in debt related proceeds were raised and used to retire debt outstanding with a higher interest rate.

Utility Group Income Taxes
Federal and state income taxes were $16.6 million for the quarter, an increase of $1.8 million compared to the prior year quarter, and $47.7 million for the year, a decrease of $9.8 million compared to 2005. The changes are impacted by fluctuations in pre tax income. Also, income taxes recorded in 2006 reflect a $3.1 million favorable impact for an Indiana tax law change that resulted in the recalculation of certain state deferred income tax liabilities, of which $1.6 million was recorded in the fourth quarter. Taxes recorded in 2006 also include other adjustments, including adjustments to reflect final taxes reported on 2005 state and federal income tax returns. Income taxes recorded in 2005 reflect favorable adjustments to accruals that resulted from the conclusion of state tax audits and other adjustments.

Nonutility Group Discussion
All amounts following this section are after tax. Results reported by business group are net of nonutility group corporate expense.

Energy Marketing and Services
Energy Marketing and Services is comprised of the company’s wholesale and retail gas marketing businesses. Net income generated by Energy Marketing and Services for the year ended December 31, 2006, was $14.9 million compared to $29.7 million in 2005. Quarterly earnings were $1.9 million in 2006 and $18.6 million in 2005.

ProLiance provided the primary earnings contribution, which totaled $18.3 million in fiscal year 2006 compared to $31.1 million in 2005. The company recorded its portion of costs associated with ProLiance’s settlement of a lawsuit in the fourth quarter that totaled $6.6 million after-tax. Earnings in 2005 increased significantly due to larger spreads between financial and physical markets, which resulted from market disruptions caused by Gulf Coast hurricanes. ProLiance’s quarterly earnings were $3.4 million in 2006 compared to $17.7 million in 2005. As reported previously, ProLiance’s investment in Liberty gas storage, which is expected to be operational in 2007, will add 6 Bcf of capacity in 2007.

Vectren Source operated at a loss of $(0.4) million in fiscal year 2006 and a loss of $(0.3) million for the quarter compared to earnings of $0.9 million in fiscal year 2005 and $1.5 million in the prior year quarter. Vectren Source added approximately 20,000 net customers during 2006, bringing its total customer base to nearly 150,000. The lower results are primarily due to higher marketing costs and the impact of extremely mild weather.

Coal Mining Operations
Coal Mining Operations mine and sell coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Mining Operations’ annual and quarterly earnings were generally flat compared to the prior year. Higher revenue and tax benefits from depletion have been offset by unfavorable geologic conditions, the rising costs of commodities used in operations and high sulfur content.

In April 2006, Fuels secured the rights to open two new underground mines near Vincennes, Indiana. The first mine is expected to be fully operational by early 2009 with the second mine to open the following year. Reserves at the two mines are estimated at 80 million tons of recoverable No. 5 coal at 11,200 BTU (British thermal units) and six pound sulfur dioxide. Management estimates a $125 million investment to access the reserves. Once in production, the two new mines are expected to produce five million tons of coal per year.

Energy Infrastructure Services
Energy Infrastructure Services provides energy performance contracting operations through Energy Systems Group, LLC (ESG) and underground construction and repair to gas, water, and telecommunications infrastructure through Miller Pipeline (Miller).

For the year ended December 31, 2006, Energy Infrastructure’s operations contributed earnings of $4.6 million, an increase of $4.3 million compared to the prior year. For the quarter, Infrastructure’s earnings were $1.4 million in 2006 and $0.9 million in 2005. The significant increase in annual earnings is primarily due to monetizing backlog at ESG and the recent acquisition of the remaining 50 percent ownership interest in Miller Pipeline. The company has exited the meter reading and line locating businesses.

Other Businesses
The Other Businesses Group includes a variety of operations and investments including investments in Broadband and Haddington Energy Partnerships (Haddington).

Other Businesses operated at a loss of $(1.1) million for fiscal year 2006 compared to earnings of $1.2 million in 2005. For the quarter, losses were $(1.2) million in 2006 compared to earnings of $2.6 million in 2005. Results from other nonutility businesses were primarily affected by the fourth quarter sale of the investment in SIGECOM, which completes the company’s exit of the telecom business, that resulted in an after-tax loss of $(1.3) million, and $3.8 million in lower earnings from Haddington Energy Partners, which sold an investment at a net gain in the fourth quarter of 2005. In 2005, the company incurred approximately $1.3 million in after-tax charges associated with the settlement of a lawsuit and other charges associated with Vectren Communication Services, Inc.

Synfuels-Related Results
For the year ended December 31, 2006, synfuel-related activity, inclusive of the phase out of tax credits, the impairment of synfuel-related assets as disclosed in prior quarters, the related hedging activity and estimated impact of insurance contracts, resulted in an after-tax loss of $(3.8) million, or $(0.05) per share. Mark-to-market losses associated with financial contracts hedging 2007 production recognized in 2006 totaled $(1.5) million after-tax, or $(0.02) per share. In 2005, synfuel-related earnings totaled $11.7 million.

Corporate and Other Discussion
Expenses associated with Corporate and Other, which consist of certain unallocated expenses, corporate contributions and contributions to the Vectren Foundation, were $3.9 million lower for the quarter and $5.8 lower million for the year. The additional costs in 2005 relate primarily to increased fourth quarter funding of the Foundation of $6.5 million, or $4.2 million after-tax.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on February 1, 2007
Vectren’s financial analyst call will be at 11:00 a.m. Eastern time February 1, at which time management will discuss financial results and earnings guidance. To participate in the call, analysts are asked to dial 1-800-479-9001 and present the conference call ID# 5442575. All interested parties may listen to the live webcast accompanied by a slide presentation at www.Vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana. Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2006.